                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )(1)


                               GENZYME CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Genzyme Molecular Oncology Division Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    372917500
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1 (b)

       [X] Rule 13d-1 (c)

       [ ] Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 20 Pages

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 2 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures II, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             573,669
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  573,669
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           573,669
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 3 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners II, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             573,669
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  573,669
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           573,669
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 4 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             65,508
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  65,508
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           65,508
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .05%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 5 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             65,508
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  65,508
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           65,508
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .05%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 6 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             19,237
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  19,237
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,237
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .15%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 7 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             19,237
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  19,237
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           19,237
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .15%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 8 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             658,414
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  658,414
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           658,414
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 9 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Harold R. Werner
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             658,414
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  658,414
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           658,414
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                 Page 10 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           William Crouse
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             658,414
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  658,414
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           658,414
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 11 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           John W. Littlechild
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             658,414
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  658,414
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           658,414
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    372917500                13G                Page 12 of 20 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Mark Leschly
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             84,745
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  84,745
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           84,745
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .68%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

   (a)      Name of Issuer:

            Genzyme Corporation

   (b)      Address of Issuer's Principal Executive Offices:

            Genzyme Corporation
            One Kendall Square
            Cambridge, MA 02139
Item 2.

   (a)      Name of Person Filing:

            HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

   (b)      Address of Principal Business Office or, if none, Residence:

            The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV and Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

   (c)      Citizenship:

            HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are each United States citizens.


--------
(1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, which is the general partner of HCV II, and Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of each of HCP III and HCP IV, the general partner of each of HCV III and HCV IV, respectively, the record holder of Issuer's securities.

    (d)      Title of Class of Securities:

             Genzyme Molecular Oncology Division Common Stock ("Shares").

    (e)      CUSIP Number:

             372917500

 Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

             Inapplicable

             If this statement is filed pursuant to Rule 13d-1(c), check this
             box.   [X]

 Item 4.     Ownership.

    (a)      Amount Beneficially Owned:

             As of December 31, 1998: HCV II and HCP II beneficially owned 573,669 Shares of Issuer's Common Stock; HCV III and HCP III beneficially owned 65,508 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 19,237 Shares of Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 658,414 Shares of Issuer's Common Stock; and Mr. Leschly beneficially owned 84,745 Shares of Issuer's Common Stock.

    (b)      Percent of Class:

             As of December 31, 1998: the 573,669 Shares beneficially owned by HCV II and HCP II constitute 4.5% of Issuer's Shares outstanding; the 65,508 Shares beneficially owned by HCV III and HCP III constitute .05% of the Issuer's Shares outstanding; the 19,237 Shares beneficially owned by HCV IV and HCP IV constitute .15% of Issuer's Shares outstanding; the 658,414 Shares beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute .05% of Issuer's Shares outstanding; and the 84,745 Shares beneficially owned by Mr. Leschly constitute .68% of Issuer's Shares outstanding.

    (c)      Number of shares as to which such person has:

             (i)      sole power to vote or to direct the vote:

                      Inapplicable

            (ii) shared power to vote or to direct the vote: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner,
                     Littlechild, and Crouse share the power to vote or direct the vote of those Shares owned by HCV II.

                     HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those Shares owned by HCV III.

                     HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those Shares owned by HCV IV.

            (iii)    sole power to dispose or to direct the disposition of:

                     Inapplicable

            (iv) shared power to dispose of or to direct the disposition of: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV II.

                     HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                     HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

Item 5.     Ownership of Five Percent or less of a Class:

            Inapplicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

            Inapplicable.

 Item 8.     Identification and Classification of Members of the Group:

             Inapplicable.

 Item 9.     Notice of Dissolution of Group:

             Inapplicable.

 Item 10.    Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to below were not acquired and were not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1999                  HealthCare Ventures II, L.P.,
       Princeton, New Jersey              by its General Partner, HealthCare
                                          Partners II, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                  HealthCare Partners II, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Ventures III, L.P.,
       Princeton, New Jersey             by its General Partner, HealthCare
                                         Partners III, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Partners III, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Ventures IV, L.P.,
       Princeton, New Jersey             by its General Partner, HealthCare
                                         Partners IV, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  -------------------------------
                                               James H. Cavanaugh, Ph.D.

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  -------------------------------
                                               Harold R. Werner

 Dated: February 12, 1999                 By:         *
        Cambridge, Massachusetts               -------------------------------
                                               John W. Littlechild

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  -------------------------------
                                               William Crouse

 Dated: February 12, 1999                 By:         *
        Cambridge, Massachusetts               -------------------------------
                                               Mark Leschly

 --------------------------

 *Signed by Jeffrey Steinberg as Attorney-in-Fact

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Genzyme Molecular Oncology Division and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 12, 1999                  HealthCare Ventures II, L.P.,
       Princeton, New Jersey              by its General Partner, HealthCare
                                          Partners II, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                  HealthCare Partners II, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Ventures III, L.P.,
       Princeton, New Jersey             by its General Partner, HealthCare
                                         Partners III, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Partners III, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Ventures IV, L.P.,
       Princeton, New Jersey             by its General Partner, HealthCare
                                         Partners IV, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  --------------------------------
                                               James H. Cavanaugh, Ph.D.

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  --------------------------------
                                               Harold R. Werner

 Dated: February 12, 1999                 By:         *
        Cambridge, Massachusetts               --------------------------------
                                               John W. Littlechild

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  --------------------------------
                                               William Crouse

 Dated: February 12, 1999                 By:         *
        Cambridge, Massachusetts               --------------------------------
                                               Mark Leschly

-------------------

*Signed by Jeffrey Steinberg as Attorney-in-Fact